ITEM 77D/77Q1(B) – POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio – Diversified Absolute Return Fund

Effective June 22, 2015, the Fund made certain changes to its principal investment strategies and policies. The Fund pursues absolute (positive) returns through a diversified portfolio reflecting multiple asset classes and various investment and hedging strategies employed across equity, fixed income and other markets, such as commodities markets, while seeking to capitalize on market inefficiencies. The Fund expects to combine tactical beta, alternative beta and alpha strategies in seeking the Fund’s investment objective. Such revised policies are described in supplements, dated June 22, 2015, to the Fund’s prospectus and Statement of Additional Information filed with the Securities and Exchange Commission on June 22, 2015 pursuant to Rule 497 under the Securities Act of 1933 (Accession Nos. 0001193125-15-229922 and 0001193125-15-229914), which are hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.